LAW OFFICES OF
HAROLD P. GEWERTER, ESQ., LTD.
-----------------------------------------------------------------
                                         Harold P. Gewerter, Esq.
                                           Wendy E. Miller, Esq.*
                                     *Also admitted in California


                          June 18, 2002

VIA EDGAR TRANSMISSION
----------------------

Energy River Corporation
8930 E. Raintree Drive, Suite 100
Scottsdale, Arizona 85260

Re: 2,500,000 Shares of Common Stock, $0.001 par value per share

Ladies and Gentlemen:

     We have acted as special counsel to Energy River Corporation, a Nevada corporation (the "Company"), in connection with its registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,500,000 shares of common stock which may be issued upon the exercise of options granted under the Company's 2002 Stock Option Plan through a Registration Statement on Form S-8 as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction such records, documents and questions of law as we have considered relevant and necessary as a basis for this opinion letter.

     Based on the foregoing, we are of the opinion that:

    1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

    2. Assuming the accuracy of the documents, representations and warranties of the Company, which may be issued upon the exercise of options under the 2002 Stock Option Plan, will be legally issued, fully paid and non-assessable when:

       a. The Registration Statement, as it may be amended, shall have become effective under the Securities Act;

       b. Such shares shall have been duly issued pursuant to the authorization of the Company's Board of Directors or a duly authorized committee thereof, in the manner contemplated by them; and

       c. A certificate representing such shares shall have been duly executed, countersigned and registered and duly delivered to the participant thereof against payment of the agreed consideration therefore (not less than the par value thereof) determined in accordance with the terms of the Agreements.

     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares, as contemplated by the Registration Statement. In delivering this opinion letter, we have assumed, as to questions of fact, among other things, the accuracy of representations and the genuineness of documents and signatures given to or reviewed by us.

     This opinion letter is limited to the General Corporation Law of the State of Nevada. The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.


                                   Sincerely,


                                   /s/ Harold P. Gewerter, Esq.
                                   ----------------------------
                                   Harold P. Gewerter, Esq.


------------------------------------------------------------------
   228 South Fourth Street, Suite 101, Las Vegas, Nevada 89101
     Telephone: (702) 382-1714  *  Facsimile: (702) 382-1759